News Release
Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE REPORTS
FOURTH QUARTER AND 2007 YEAR-END RESULTS

Long Beach, California (February 13, 2008) – Molina Healthcare, Inc. (NYSE: MOH) today announced its financial results for the fourth quarter and year ended December 31, 2007.

Net income for the quarter ended December 31, 2007, increased to $17.9 million, or $0.63 per diluted share, compared with net income of $11.6 million, or $0.41 per diluted share, for the quarter ended December 31, 2006.

Net income for the year ended December 31, 2007, increased to $58.3 million, or $2.05 per diluted share, compared with net income of $45.7 million, or $1.62 per diluted share, for 2006.

“As indicated by our year-end results, 2007 was a year of accomplishment and growth.  We’re pleased with our 28% growth in net income as a result of higher revenues and improved medical care costs,” said J. Mario Molina, M.D, president and chief executive officer of Molina Healthcare.  “The successful integration of the Missouri health plan, the managed care expansion in Missouri and improved utilization of services in our Ohio and Texas health plans position our company to continue to deliver strong revenue growth and manage medical costs in 2008.”

Earnings Per Share Guidance

The Company confirms the guidance it had issued on January 22, 2008, for earnings per diluted share for fiscal year 2008 in the range of $2.25 to $2.45.

Financial Results – Comparison of Quarters Ended December 31, 2007 and 2006

Premium revenue for the fourth quarter of 2007 was $670.6 million, an increase of $126.7 million, or 23.3%, over premium revenue of $543.9 million for the fourth quarter of 2006.  Medicare premium revenue for the fourth quarter of 2007 was $17.2 million compared with $8.2 million in the fourth quarter of 2006.

Contributing to the $126.7 million increase in quarterly premium revenues were the following:

•	A $79.2 million increase at the Ohio health plan principally due to higher enrollment.

•	A $30.7 million increase as a result of the acquisition of Mercy CarePlus in Missouri effective October 31, 2007.

•
A $23.5 million increase at the New Mexico health plan due to higher enrollment, higher premium rates and a decrease in the premium adjustment associated with a minimum medical care ratio contract provision.

•
A $19.8 million increase at the Texas health plan due to higher enrollment.  During the fourth quarter of 2007, the Texas health plan reduced revenue by $2.1 million to record amounts due back to the state under a profit sharing agreement.

•	A $10.7 million increase at the Washington health plan due to higher premium rates and slightly higher membership.

•
A $5.2 million increase at the California health plan as increased premium rates offset lower enrollment.  The California health plan added approximately 4,300 members as a result of an acquisition in Sacramento effective November 1, 2007.

These increases in premium revenues were partially offset by the following:

•	A $28.1 million decrease due to the termination of operations at the Company’s Indiana health plan effective January 1, 2007.

•
A $10.3 million decrease at the Utah health plan due to reduced membership and the write-off of $3.0 million in savings share receivables.  The Utah savings share receivable, which had been $4.0 million at December 31, 2006 and $4.7 million at June 30, 2007, was reduced to zero at December 31, 2007.

•	A $6.0 million decrease at the Company’s Michigan health plan due to lower enrollment, partially offset by higher premium rates.

Medical care costs as a percentage of premium revenue (the medical care ratio) decreased to 83.6% in the fourth quarter of 2007 from 85.1% in the fourth quarter of 2006, an improvement of 150 basis points year-over-year.  Sequentially, the medical care ratio decreased from 83.7% for the quarter ended September 30, 2007, an improvement of 10 basis points.

•
The medical care ratio of the California health plan decreased as a result of premium increases received during 2007 in San Bernardino/Riverside, San Diego and Sacramento counties.  These rate increases more than offset an increase in PMPM medical costs of approximately 1%, lowering the California medical care ratio from 89.3% in the fourth quarter of 2006 to 82.8% in 2007.

•
The medical care ratio of the Michigan health plan increased due to higher capitation, pharmacy and specialty fee-for-service costs, partially offset by lower hospital fee-for-service costs.  The medical care ratio of the Michigan health plan increased to 84.4% in the fourth quarter of 2007 from 78.6% in fourth quarter of 2006.

•
The medical care ratio of the New Mexico health plan decreased during 2007 due to higher premium rates and a reduction in the premium adjustment associated with a minimum medical care ratio contract provision, partially offset by the impact of Medicaid fee schedule increases.  Medical care costs in the fourth quarter of 2007 include $2.0 million paid for provider incentives.  Absent the adjustments made to premium revenue in the fourth quarter of 2007 and 2006, the medical care ratio in New Mexico would have been 82.0% in the fourth quarter of 2007 and 75.8% in the fourth quarter of 2006.

•
The medical care ratio for the Ohio health plan’s Covered Families and Children (CFC) population decreased to 86.2% in the fourth quarter of 2007 from 88.6% in the fourth quarter of 2006.  The medical care ratio for the aged blind and disabled (ABD) population was 97.0% in the fourth quarter of 2007.  The Ohio health plan had no ABD membership in the fourth quarter of 2006.  The medical care ratio of the Ohio health plan increased to 90.3% from 88.6% in the fourth quarter of 2006 due to the addition of the ABD population in 2007.  The Company expects that the Ohio ABD medical care ratio will decrease in 2008 as a result of the 2.6% rate increase the health plan received under its ABD contract with the state effective January 1, 2008, and the realization of improved utilization as the transition to managed care continues.  The recent addition of the ABD members (some of whom were not added until late summer of 2007) adds a degree of uncertainty to the medical care cost estimates in Ohio that is not found in the Company’s more mature health plans.  The Company estimates that if the 2008 medical care ratio for the CFC population remains at 86.2% for all of 2008, the Company will need to achieve a medical care ratio of 91.0% for its ABD population to reach its previously announced expectation of an 88.0% medical care ratio plan-wide.

•
The medical care ratio of the Company’s Texas health plan decreased primarily due to very low medical costs for the Star Plus membership.  As noted above, the Company recorded a $2.1 million profit sharing liability at December 31, 2007, as a result of low medical cost expense in Texas.  The Company does not believe that the medical care ratio reported by the Texas health plan in the fourth quarter of 2007 is sustainable and expects the medical care ratio to rise during 2008 to a level consistent with consolidated results.

•
The medical care ratio of the Company’s Utah health plan increased due to the write-off of a $3.0 million savings share receivable.  Medical care costs in Utah decreased on a PMPM basis in the fourth quarter of 2007 when compared with the fourth quarter of 2006.  Absent the out-of-period write-off of $3.0 million in savings share receivable in the fourth quarter of 2007, the Utah health plan’s medical care ratio would have been 90.2%, an improvement over the 91.8% ratio reported in the fourth quarter of 2006.  The Company’s Utah health plan serves the majority of its membership under a cost-plus contract with the State of Utah.

•
The medical care ratio reported at the Company’s Washington health plan decreased to 77.9% in the fourth quarter of 2007 from 79.5% in the fourth quarter of 2006.  Fee-for-service specialist costs and pharmacy costs as a percentage of premium revenue were lower in the fourth quarter of 2007 than in the fourth quarter of 2006.

•
The termination of the Company’s operations in Indiana benefited the medical care ratio in the fourth quarter of 2007.  Absent the impact of the Indiana plan, the medical care ratio would have decreased by 90 basis points in the fourth quarter of 2007 to 83.7% from 84.6% in the fourth quarter of 2006.

Days in medical claims and benefits payable were 52 days at December 31, 2007, 54 days at September 30, 2007, and 57 days at December 31, 2006.

The Company had previously disclosed its expectation that days in medical claims and benefits payable would decline as it began paying claims associated with the Ohio and Texas start-up health plans that previously had been reported as part of the Company’s incurred but not reported claims liability.

The Company had also previously disclosed that claims were being paid more quickly during 2007.

•	Billed charges in claims inventory (as measured by the total billed charges for all claims received but not processed) declined by approximately 25% between December 31, 2006 and December 31, 2007.

•	Billed charges in claims inventory (as measured by the total billed charges for all claims received but not processed) declined by approximately 9% between September 30, 2007 and December 31, 2007.

The Company had also previously disclosed that a shift towards capitated provider contracts would reduce days in medical claims and benefits payable.  Capitation costs were 18.0% of total medical costs for 2007, and only 15.6% of total medical costs for 2006.

If capitation costs and liabilities are removed from the calculation, days in medical claims and benefits payable were 59 days at December 31, 2007, 61 days at September 30, 2007, and 64 days at December 31, 2006.

General and administrative expenses were $80.5 million, or 11.8% of total revenue, for the fourth quarter of 2007 compared with $61.0 million, or 11.1% of total revenue, for the fourth quarter of 2006.

Core G&A expenses (defined as G&A expenses less premium taxes) increased to 8.8% of revenue in the fourth quarter of 2007 compared with 7.9% in the fourth quarter of 2006.

The increase in core G&A in comparison to the fourth quarter of 2006 is primarily the result of increases to employee incentive compensation accruals as a result of the Company’s improved financial performance in 2007, as well as the Company’s continued investment in the administrative infrastructure necessary to support its Medicare product line and additional employee recruitment costs.  The following table details the impact of these costs on Core G&A expense in the fourth quarters of 2007 and 2006:

(in thousands)	2007		2006
		% of Total		% of Total
	Amount	Revenue	Amount	Revenue
Medicare-related administrative costs	$3,760	0.5%	$1,335	0.2%
Non Medicare-related administrative costs:
Employee recruitmentexpense	1,165	0.2%	123	0.0%
Employee incentive compensation	2,728	0.4%	(1,898)	(0.3%)
All other administrative expense	52,096	7.7%	44,111	8.0%
Core G&A expenses	$59,749	8.8%	$43,671	7.9%

Financial Results – Comparison of Year Ended December 31, 2007 and 2006

Premium revenue for the year ended December 31, 2007, was $2,462.4 million, an increase of $477.3 million, or 24.0%, over premium revenue of $1,985.1 million for the year ended December 31, 2006.  Medicare premium revenue for 2007 was $49.3 million compared with $27.2 million in 2006.

Contributing to the $477.3 million increase in annual premium revenues were the following:

•	A $341.5 million increase at the Ohio health plan principally due to higher enrollment.

•
An $83.9 million increase at the Texas health plan due to higher enrollment.  During 2007, the Texas health plan reduced revenue by $3.1 million to record amounts due back to the state under a profit sharing agreement.

•	A $57.2 million increase at the Company’s Michigan health plan, principally due to the acquisition of Cape Health Plan effective May 1, 2006.

•
A $46.5 million increase at the New Mexico health plan due to higher enrollment and higher premium rates.  The New Mexico health plan reduced revenue by $6.0 million and $6.9 million in 2007 and 2006, respectively, to meet a contractually required minimum medical care ratio.

•	A $39.2 million increase at the Washington health plan due to higher premium rates and slightly higher membership.

•	A $30.7 million increase as a result of the Company’s acquisition of Mercy CarePlus in Missouri effective October 31, 2007.

•	A $6.9 million increase at the California health plan as increased premium rates offset lower enrollment.

These increases in premium revenues during 2007 were partially offset by:

•	An $82.9 million decrease due to the termination of operations at the Company’s Indiana health plan effective January 1, 2007.

•	A $48.6 million decrease at the Utah health plan due to reduced membership and the write-off of $4.7 million in savings share receivables.

Medical care costs as a percentage of premium revenue (the medical care ratio) decreased to 84.5% in the year ended December 31, 2007, from 84.6% in 2006.

•
The medical care ratio of the California health plan decreased to 81.9% in 2007 from 88.3% in 2006 as a result of the premium increases received during 2007 in San Bernardino/Riverside, San Diego and Sacramento counties.  PMPM medical costs were essentially flat.

•
The medical care ratio of the Michigan health plan increased to 84.0% in 2007 from 78.1% in 2006 due to higher capitation and pharmacy and specialty fee-for-service costs, partially offset by lower hospital fee-for-service costs.

•
The medical care ratio of the New Mexico health plan decreased to 82.6% for all of 2007 from 84.6% in 2006.  The decrease was the result of higher premium rates and a reduction in the minimum medical care ratio premium adjustment, partially offset by the impact of Medicaid fee schedule increases.  Absent the adjustments made to premium revenue in 2007 and 2006, the medical care ratio in New Mexico would have been 80.8% in 2007 and 82.0% in 2006.

•
The medical care ratio of the Ohio health plan decreased to 90.4% for 2007 from 91.0% in 2006.  The medical care ratio for the Ohio health plan’s CFC population decreased to 88.5% in 2007 compared with 91.0% in 2006.  During 2007, the Ohio health plan began serving the ABD population for the first time.  The medical care ratio for the ABD population for all of 2007 was 94.7%.  The Company expects that the Ohio ABD medical care ratio will decrease in 2008 as a result of the 2.6% rate increase the health plan received under its ABD contract with the state effective January 1, 2008, and the realization of improved utilization as the transition to managed care continues.  The recent addition of the ABD members (some of whom were not added until late summer of 2007) adds a degree of uncertainty to the medical care cost estimates in Ohio that is not found in the Company’s more mature health plans.

•
The medical care ratio of the Company’s Texas health plan decreased in 2007 primarily due to very low medical costs for the Star Plus membership.  As noted above, the Company recorded a $3.1 million reduction to revenue in Texas during 2007 to reflect estimated amounts due back to the state under a profit sharing arrangement.  The Company does not believe that the medical care ratio reported by the Texas health plan in 2007 is sustainable and expects the medical care ratio to rise during 2008 to a level consistent with consolidated results.

•
The medical care ratio of the Company’s Utah health plan increased due to the write-off of $4.7 million in savings share receivables in the second half of 2007.  Medical care costs in Utah decreased on a PMPM basis in 2007 when compared with 2006.  Absent the out-of-period write-off of $4.7 million in savings share receivable in the second half of 2007, the Utah health plan’s medical care ratio would have been 90.4%, an improvement over the 91.5% reported for 2006.  The Company’s Utah health plan serves the majority of its membership under a cost-plus contract with the State of Utah.

•	The medical care ratio reported at the Company’s Washington health plan increased to 79.6% in 2007 from 78.9% in 2006, principally due to higher fee-for-service costs.

•
The termination of the Company’s operations in Indiana resulted in a 10 basis point improvement in the Company’s medical care ratio to 84.5% in 2007.  Absent the impact of the Indiana plan in both years, the Company’s consolidated medical care ratio in 2007 would have increased 50 basis points to 84.6% from 84.1% in 2006.

General and administrative expenses were $285.3 million, or 11.5% of total revenue, for the year ended December 31, 2007, compared with $229.1 million, or 11.4% of total revenue, in 2006.

Core G&A expenses decreased to 8.2% of total revenue for the year ended December 31, 2007, compared with 8.4% in 2006.

As noted above, the Company has incurred in 2007 higher employee incentive compensation, Medicare administrative and recruitment costs.  The following table details the impact of these costs on Core G&A expense in 2007 and 2006:

(in thousands)	2007		2006
		% of Total		% of Total
	Amount	Revenue	Amount	Revenue
Medicare-related administrative costs	$9,778	0.4%	$3,237	0.2%
Non Medicare-related administrative costs:
Employee recruitment expense	2,568	0.1%	1,769	0.1%
Employee incentive compensation	9,976	0.4%	5,102	0.2%
All other administrative expense	182,736	7.3%	158,172	7.9%
Core G&A expenses	$205,058	8.2%	$168,280	8.4%

Cash Flow

Cash provided by operating activities for the year ended December 31, 2007, was $158.0 million, compared with $102.3 million for the same period in 2006, an increase of $56.0 million.  Cash provided by operating activities was $45.2 million for the quarter.  The primary sources of cash provided by operating activities were net income, depreciation and amortization, and deferred revenue at the Company’s Ohio health plan.

On a consolidated basis, at December 31, 2007, the Company had cash and investments (exclusive of restricted investments) of approximately $701.9 million.  The parent company had cash and investments of approximately $98.3 million.

During the fourth quarter of 2007, the Company issued $200 million in senior convertible notes.  A portion of the net proceeds from the issuance of the notes was used to pay off the $20.0 million owed on the Company’s credit facility at September 30, 2007.  During the fourth quarter, the Company paid approximately $80.0 million to acquire Mercy CarePlus, its Missouri health plan.  Subsequent to the acquisition, the Company contributed another $7.0 million to the Missouri health plan to fund regulatory capital requirements.  Also during the fourth quarter, the Company contributed $32.5 million to its Ohio health plan to fund its regulatory capital requirements and contributed an additional $5.4 million in total to several other of the Company’s health plans.

Conference Call

The Company’s management will host a conference call and webcast to discuss its fourth quarter and year-end results at 5:00 p.m. Eastern Time on Wednesday, February 13, 2008.  The telephone number for this interactive conference call is 212-231-2900, and the live webcast of the call can be accessed on the Company’s website at www.molinahealthcare.com, or at www.earnings.com.  An online replay will be available beginning approximately one hour following the conclusion of the call and webcast.

Molina Healthcare, Inc. is a multi-state managed care organization that arranges for the delivery of health care services to persons eligible for Medicaid, Medicare, and other government-sponsored programs for low-income families and individuals.  Molina Healthcare’s nine licensed health plan subsidiaries in California, Michigan, Missouri, Nevada, New Mexico, Ohio, Texas, Utah, and Washington currently serve approximately 1.1 million members.  More information about Molina Healthcare can be obtained at www.molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking statements” identified by words such as “will,” “believes,” “expects” or ”expectations,” “anticipates,” “plans,” “projects,” “estimates,” “intends,” and similar words and expressions.  In addition, any statements that explicitly or implicitly refer to earnings guidance, expectations, projections, or their underlying assumptions, or other characterizations of future events or circumstances, are forward-looking statements.  All of our forward-looking statements are based on our current expectations and assumptions which are subject to numerous known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially.  Such factors include, without limitation, risks related to: the successful management of our medical costs and the achievement of our projected medical care ratios in all health plans in 2008, including the continuing reduction of the medical care ratio of our Ohio health plan; the achievement of projected growth in both Medicaid and Medicare enrollment; increased administrative costs in support of the Company's efforts to expand its Medicare membership; risks related to our more limited experience with Ohio, Texas, and dual eligible members and attendant claims estimation difficulties; funding decreases in the Medicaid, Medicare, or SCHIP programs or the failure to fully fund the SCHIP program; the budget crisis in California and the pressure to reduce provider rates in that state, including current PMPM rates under our existing contracts; the securing of projected premium rate increases for 2008 that are consistent with our expectations, in particular in the states of Michigan, Missouri, and Texas; our ability to accurately estimate incurred but not reported medical costs across all health plans; the successful renewal and continuation of the government contracts of all of our health plans; the acceptance by the State of New Mexico of the contract bid of our New Mexico health plan for the new Salud! Medicaid contract; the realization of projected income from invested cash balances; the successful and cost-effective integration of our acquisitions; earnings seasonality consistent with our expectations; the availability of adequate financing to fund and/or capitalize our acquisitions and start-up activities; high profile qui tam matters and negative publicity regarding Medicaid managed care and Medicare Advantage; changes in funding under our contracts as a result of regulatory or programmatic adjustments and reforms; approval by state regulators of dividends and distributions by our subsidiaries; the imposition of fines by state or federal regulators for perceived operating deficiencies; membership eligibility processes and methodologies; unexpected changes in member utilization patterns, healthcare practices, or healthcare technologies, including an unexpectedly severe or prolonged flu season; high dollar claims related to catastrophic illness; changes in federal or state laws or regulations or in their interpretation; failure to maintain effective and efficient information systems and claims processing technology; the favorable resolution of litigation or arbitration; competition; epidemics such as the avian flu; and other risks and uncertainties as detailed in our reports and filings with the Securities and Exchange Commission and available on its website at www.sec.gov.  All forward-looking statements in this release represent our judgment as of February 13, 2008.  We disclaim any obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except for per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenue:
Premium revenue	$670,605	$543,912	$2,462,369	$1,985,109
Investment income	9,024	5,608	30,085	19,886
Total revenue	679,629	549,520	2,492,454	2,004,995

Expenses:
Medical care costs	560,839	462,820	2,080,083	1,678,652
General and administrative expenses	80,464	61,032	285,295	229,057
Depreciation and amortization	7,693	6,210	27,967	21,475
Impairment charge on purchased software (1)	–	–	782	–
Total expenses	648,996	530,062	2,394,127	1,929,184

Operating income	30,633	19,458	98,327	75,811
Interest expense	(2,251)	(717)	(4,631)	(2,353)

Income before income taxes	28,382	18,741	93,696	73,458
Income tax expense	10,471	7,097	35,366	27,731
Net income	$17,911	$11,644	$58,330	$45,727

Net income per share:
Basic	$0.63	$0.41	$2.06	$1.64
Diluted	$0.63	$0.41	$2.05	$1.62

Weighted average number of common shares and
potential dilutive common shares outstanding	28,536,000	28,259,000	28,419,000	$28,164,000

Operating Statistics:
Medical care ratio (2)	83.6%	85.1%	84.5%	84.6%
General and administrative expense ratio (3),
excluding premium taxes	8.8%	7.9%	8.2%	8.4%
Premium taxes included in general and
administrative expenses	3.0%	3.2%	3.3%	3.0%
Total general and administrative expense ratio	11.8%	11.1%	11.5%	11.4%
Depreciation and amortization expense ratio (4)	1.1%	1.1%	1.1%	1.1%
Effective tax rate	36.9%	37.9%	37.8%	37.8%

(1)Amount represents an impairment charge related to commercial software no longer used for operations.
(2)Medical care ratio represents medical care costs as a percentage of premium revenue.
(3)General and administrative expense ratio represents such expenses as a percentage of total revenue.
(4)Depreciation and amortization expense ratio represents such expenses as a percentage of total revenue.

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except for per share data)

	Dec. 31,		Dec. 31,
	2007		2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$459,064		$403,650
Investments	242,855		81,481
Receivables	111,537		110,835
Income tax receivable	–		7,960
Deferred income taxes	7,087		313
Prepaid expenses and other current assets	12,522		9,263
Total current assets	833,065		613,502
Property and equipment, net	49,555		41,903
Goodwill and intangible assets, net	208,930		143,139
Restricted investments	29,019		20,154
Receivable for ceded life and annuity contracts	29,240		32,923
Other assets	21,675		12,854
Total assets	$1,171,484		$864,475

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Medical claims and benefits payable	$310,089		$290,048
Deferred revenue	40,104		18,120
Income tax payable	6,523		–
Accounts payable and accrued liabilities	71,417		46,725
Total current liabilities	428,133		354,893
Long-term debt	200,000		45,000
Deferred income taxes	8,515		6,700
Liability for ceded life and annuity contracts	29,240		32,923
Other long-term liabilities	15,118		4,793
Total liabilities	681,006		444,309

Stockholders’ equity:
Common stock, $0.001 par value; 80,000,000 shares authorized;
issued and outstanding: 28,443,680 shares at December 31, 2007,
and 28,119,026 shares at December 31, 2006	28		28
Preferred stock, $0.001 par value; 20,000,000 shares authorized,
no shares issued and outstanding		–
Additional paid-in capital	185,808		173,990
Accumulated other comprehensive gain (loss)	272		(337)
Retained earnings	324,760		266,875
Treasury stock (1,201,174 shares, at cost)	(20,390)		(20,390)
Total stockholders’ equity	490,478		420,166
Total liabilities and stockholders’ equity	$1,171,484		$864,475

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Year Ended
	December 31,
	2007	2006
Operating activities:
Net income	$58,330	$45,727
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,967	21,475
Amortization of capitalized credit facility fees	1,042	885
Deferred income taxes	(8,903)	(399)
Stock-based compensation	7,18888	5,50505
Changes in operating assets and liabilities:
Receivables	15,007	(38,847)
Prepaid expenses and other current assets	(2,971)	1,369
Medical claims and benefits payable	6,682	51,550
Deferred revenue	21,98484	10,44343
Accounts payable and accrued liabilities	17,441	5,188
Income taxes	14,270	(579)
Net cash provided by operating activities	158,037	102,317

Investing activities:
Purchases of property and equipment	(22,299)	(20,297)
Purchases of investments	(264,115)	(148,795)
Sales and maturities of investments	103,718	171,225
Net cash (paid) acquired in purchase transactions	(70,172)	5,820
Increase in restricted investments	(8,365)	(912)
Increase in other assets	(4,330)	(3,334)
Increase in other long-term liabilities	9,879	239
Net cash (used in) provided by investing activities	(255,684)	3,946

Financing activities:
Borrowings under credit facility	–	50,000
Proceeds from issuance of convertible senior notes	200,000	–
Repayment of amounts borrowed under credit facility	(45,000)	(5,000)
Payment of credit facility fees	(551)	(459)
Payment of convertible senior notes fees	(6,498)	–
Tax benefit from exercise of employee stock options
recorded as additional paid-in capital	853	1,227
Proceeds from exercise of stock options and employee stock plan purchases	4,257	2,416
Net cash provided by financing activities	153,061	48,184
Net increase in cash and cash equivalents	55,414	154,447
Cash and cash equivalents at beginning of period	403,650	249,203
Cash and cash equivalents at end of period	$459,064	$403,650

MOLINA HEALTHCARE, INC.
MEMBERSHIP DATA
(Unaudited)

	Dec. 31,	Sept. 30,	Dec. 31,
Total Ending Membership by Health Plan:	2007	2007	2006
California	296,000	288,000	300,000
Michigan	209,000	211,000	228,000
Missouri (1)	68,000	–	–
Nevada (2)	N/A	–	–
New Mexico	73,000	69,000	65,000
Ohio	136,000	138,000	76,000
Texas	29,000	30,000	19,000
Utah	55,000	50,000	52,000
Washington	283,000	284,000	281,000
Subtotal	1,149,000	1,070,000	1,021,000
Indiana (3)	N/A	N/A	56,000
Total	1,149,000	1,070,000	1,077,000

(1) The Company’s Missouri health plan was acquired October 31, 2007.
(2) Less than 1,000 members.
(3) The Company’s Indiana health plan ceased serving members effective January 1, 2007.

Total Ending Membership by State for the Company’s	Dec. 31,	Sept. 30,	Dec. 31,
Medicare Advantage Special Needs Plans:	2007	2007	2006
California	1,115	875	549
Michigan	1,090	814	152
Nevada	520	178	–
Utah	1,860	1,802	1,452
Washington	507	446	235
Total	5,092	4,115	2,388

Total Ending Membership by State for the Company’s	Dec. 31,	Sept. 30,	Dec. 31,
Aged, Blind and Disabled (“ABD”) Population:	2007	2007	2006
California	11,837	10,912	10,717
Michigan	31,399	31,488	33,204
New Mexico	6,792	6,844	6,697
Ohio	14,887	14,965	–
Texas	16,018	16,515	–
Utah	6,795	7,056	6,827
Washington	2,814	2,715	2,713
Total	90,542	90,495	60,158

	Quarter Ended			Year Ended
Total Member Months (1)	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
by Health Plan:	2007	2007	2006	2007	2006

California	881,000	859,000	909,000	3,500,000	3,694,000
Michigan	630,000	640,000	688,000	2,597,000	2,365,000
Missouri (2)	136,000	N/A	N/A	136,000	N/A
Nevada	1,000	–	–	1,000	-
New Mexico	214,000	200,000	191,000	803,000	726,000
Ohio	412,000	416,000	213,000	1,567,000	442,000
Texas	88,000	90,000	31,000	335,000	34,000
Utah	155,000	142,000	162,000	593,000	689,000
Washington	849,000	854,000	838,000	3,419,000	3,410,000
Subtotal	3,366,000	3,201,000	3,032,000	12,951,000	11,360,000
Indiana (3)	N/A	N/A	171,000	N/A	499,000
Total	3,366,000	3,201,000	3,203,000	12,951,000	11,859,000

(1) Total member months is defined as the aggregate of each month’s ending membership for the period.
(2) The Company’s Missouri health plan was acquired October 31, 2007.
(3) The Company’s Indiana health plan ceased serving members effective January 1, 2007.

MOLINA HEALTHCARE, INC.
SELECTED FINANCIAL DATA BY HEALTH PLAN
(Dollars in thousands except PMPM amounts)
(Unaudited)

	Three Months Ended December 31, 2007
	Premium Revenue		Medical Care Costs		Medical	Premium Tax
	Total	PMPM	Total	PMPM	Care Ratio	Expense
California	$98,138	$111.48	$81,274	$92.33	82.8%	$2,724
Indiana	11	–	(542)	–	–	–
Michigan	122,087	193.83	103,067	163.63	84.4%	6,551
Missouri	30,730	226.65	26,396	194.69	85.9%	–
Nevada	2,015	1,370.58	1,705	1,160.11	84.6%	–
New Mexico	77,042	360.74	62,415	292.26	81.0%	2,650
Ohio	124,385	301.65	112,287	272.31	90.3%	5,598
Texas	24,047	272.35	13,010	147.35	54.1%	458
Utah	28,434	183.90	28,360	183.43	99.7%	–
Washington	163,716	192.78	127,562	150.21	77.9%	2,727
Other	–	–	5,305	–	-	7
Consolidated	$670,605	$199.27	$560,839	$166.65	83.6%	$20,715

	Three Months Ended December 31, 2006
	Premium Revenue		Medical Care Costs		Medical	Premium Tax
	Total	PMPM	Total	PMPM	Care Ratio	Expense
California	$92,910	$102.29	$82,933	$91.31	89.3%	$2,820
Indiana	28,073	164.60	26,431	154.97	94.2%	–
Michigan	128,096	186.23	100,746	146.47	78.6%	7,723
New Mexico	53,509	279.31	45,803	239.09	85.6%	2,164
Ohio	45,196	212.18	40,050	188.02	88.6%	2,028
Texas	4,228	135.38	4,307	137.89	101.9%	55
Utah	38,766	239.46	35,589	219.84	91.8%	–
Washington	153,017	182.46	121,635	145.04	79.5%	2,569
Other	117	–	5,326	-	-	2
Consolidated	$543,912	$169.81	$462,820	$144,50	85.1%	17,361

	Year Ended December 31, 2007
	Premium Revenue		Medical Care Costs		Medical	Premium Tax
	Total	PMPM	Total	PMPM	Care Ratio	Expense
California	$378,934	$108.29	$310,226	$88.66	81.9%	$11,338
Indiana	366	–	(3,729)	–	–	–
Michigan	487,032	187.55	409,230	157.59	84.0%	28,493
Missouri	30,730	226.65	26,396	194.69	85.9%	–
Nevada	2,438	1,440.73	2,069	1,222.76	84.9%	–
New Mexico	268,115	333.94	221,567	275.97	82.6%	9,088
Ohio	436,238	278.39	394,451	251.72	90.4%	19,631
Texas	88,453	263.90	68,173	203.40	77.1%	1,598
Utah	116,907	197.19	109,895	185.36	94.0%	–
Washington	652,970	190.96	519,763	152.00	79.6%	10,844
Other	186	–	22,042	-	-	28
Consolidated	$2,462,369	$190.13	$2,080,083	$160.62	84.5%	$81,020

	Year Ended December 31, 2006
	Premium Revenue		Medical Care Costs		Medical	Premium Tax
	Total	PMPM	Total	PMPM	Care Ratio	Expense
California	$372,071	$100.74	$328,532	$88.95	88.3%	$11,738
Indiana	82,946	166.29	79,411	159.20	95.7%	–
Michigan	429,835	181.73	335,696	141.93	78.1%	25,982
New Mexico	221,597	305.07	187,460	258.08	84.6%	8,203
Ohio	94,751	214.25	86,249	195.03	91.0%	4,265
Texas	4,508	133.37	4,688	138.70	104.0%	79
Utah	165,507	240.10	151,417	219.66	91.5%	–
Washington	613,750	179.98	484,435	142.06	78.9%	10,506
Other	144	–	20,764	-	-	4
Consolidated	$1,985,109	$167.39	$1,678,652	$141.55	84.6%	$60,777

MOLINA HEALTHCARE, INC.
DETAIL OF MEDICAL CARE COSTS
(Dollars in thousands, except PMPM amounts)
(Unaudited)

The following table provides detail of the Company’s medical care costs:

	Three Months Ended			Three Months Ended
	December 31, 2007			December 31, 2006
			% of Total			% of Total
			Medical			Medical
	Amount	PMPM	Care Costs	Amount	PMPM	Care Costs
Medical care costs:
Fee-for-service costs	$359,536	$106.84	64.0%	$310,103	$96.82	67.0%
Capitation	98,464	29.26	17.6%	73,479	22.94	15.9%
Pharmacy	76,009	22.59	13.6%	60,508	18.89	13.1%
Other	26,830	7.97	4.8%	18,730	5.85	4.0%
Total medical
care costs	$560,839	$166.66	100.0%	$462,820	$144.50	100.0%

	Year Ended			Year Ended
	December 31, 2007			December 31, 2006
			% of Total			% of Total
			Medical			Medical
	Amount	PMPM	Care Costs	Amount	PMPM	Care Costs
Medical care costs:
Fee-for-service costs	$1,343,911	$103.77	64.6%	$1,125,031	$94.86	67.0%
Capitation	375,206	28.97	18.0%	261,476	22.05	15.6%
Pharmacy	270,363	20.88	13.0%	209,366	17.65	12.5%
Other	90,603	7.00	4.4%	82,779	6.98	4.9%
Total medical
care costs	$2,080,083	$160.62	100.0%	$1,678,652	$141.54	100.0%

MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in thousands)
(Unaudited)

The following table shows the components of the change in medical claims and benefits payable for the year ended December 31, 2007 and 2006:

	Year Ended
	December 31,
	2007	2006
Balances at beginning of period	$290,048	$217,354
Medical claims and benefits payable from business acquired during the period	13,359	21,144
Components of medical care costs related to:
Current year	2,136,381	1,716,256
Prior years	(56,298)	(37,604)
Total medical care costs	2,080,083	1,678,652
Payments for medical care costs related to:
Current year	1,851,035	1,443,843
Prior years	222,366	183,259
Total paid	2,073,401	1,627,102
Balances at end of period	$310,089	$290,048

Benefit from prior period as a percentage of premium revenue	2.3%	1.9%
Benefit from prior period as a percentage of balance at beginning of period	19.4%	17.3%
Benefit from prior period as a percentage of total medical care costs	2.7%	2.2%

The Company’s claims liability includes an allowance for adverse claims development based on historical experience and other factors including, but not limited to, variation in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims.  The Company’s reserving methodology is consistently applied across all periods presented.  Accordingly, any benefit recognized in medical care costs resulting from favorable development of an estimated liability at the start of the period (captured as a component of “medical care costs related to prior years”) may be offset by the addition of an allowance for adverse claims development when estimating the liability at the end of the period (captured as a component of “medical care costs related to current year”).

	Year Ended
	December 31,
	2007	2006
Days in claims payable	52	57

Number of members at end of period	1,149,000	1,077,000
Number of claims in inventory at end of period (1)	161,395	260,958
Billed charges of claims in inventory at end of period (in thousands) (1)	$211,958	$285,385
Claims in inventory per member at end of period (1)	0.14	.26

(1) 2006 claims data excludes information for Cape Health Plan membership of approximately 83,000 members. Cape membership was processed on a separate claims platform through December 31, 2006.